Exhibit 99.1

July 19, 2011

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Second-Quarter 2011 Financial Results

Second-Quarter Loss of $0.90 per Share, in Line With Previous Estimates

Excluding Certain Mortgage-Related Items and Other Selected Items, Net Income Was $0.33 per Share1

Consumer Real Estate Services Reports $14.5 Billion Loss; Other Businesses Earn $5.7 Billion2

Credit Costs Continue to Decrease With Net Charge-Offs Declining Across Most Portfolios

Average Deposit Balances Grew for the Third Consecutive Quarter

Global Banking and Markets Reports Record Investment Banking Fees of $1.6 Billion; Highest Since Merrill Lynch Acquisition, Excluding Self-Led Deals

Global Wealth and Investment Management Achieves Record Asset Management Fees and Strong Growth in Advisors

Capital Ratios Above Prior Guidance; Liquidity Levels Remain Strong

CHARLOTTE – Bank of America Corporation today reported a net loss of $8.8 billion, or $0.90 per diluted share, for the second quarter of 2011, compared with net income of $3.1 billion, or $0.27 per diluted share, in the year-ago period. Excluding certain mortgage-related items and other selected items, net income was $3.7 billion1, or $0.33 per diluted share, in the second quarter of 2011.

[1]	Excluding certain mortgage-related items and other selected items represents a non-GAAP measure. For reconciliation to GAAP net income and EPS, refer to page 15 of this press release.
[2]	Other businesses include the results from All Other.

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Compared to the second quarter of 2010, results were driven by charges related to the recently announced agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE residential mortgage-backed securitization (RMBS) repurchase exposures, as well as the impact of other mortgage-related costs. These charges were partially offset by lower credit costs, gains from the sale of non-core assets and debt securities, improved sales and trading revenues and higher asset management fees and investment banking fees.

“Obviously, the solid performance in our underlying businesses continues to be clouded by the costs we are absorbing from our legacy mortgage issues,” said Bank of America Chief Executive Officer Brian Moynihan. “But it is clear that – from deposits to wealth management to investment banking – our customers and clients are choosing to do more with us every day. We intend to continue our efforts to put the mortgage uncertainty behind us, build capital through the strength of the franchise, and deliver the returns for shareholders that we owe them.”

Making Progress on Operating Principles

During the second quarter of 2011, the company continued to make significant progress on its operating principles, including the following developments:

Customer-driven businesses

•

Bank of America extended approximately $147 billion in credit in the second quarter of 2011, according to preliminary data. This included $84 billion in commercial non-real estate loans, $40 billion in residential first mortgages, $11 billion in commercial real estate loans, $4 billion in U.S. consumer and small business card, $1 billion in home equity products and $7 billion in other consumer credit.

•

The $40 billion in residential first mortgages funded in the second quarter helped nearly 194,000 homeowners either purchase a home or refinance an existing mortgage. This included approximately 15,000 first-time homebuyer credit-qualified mortgages originated by retail channels, and more than 70,000 mortgages to low- and moderate-income borrowers. Approximately 52 percent of funded first mortgages were for home purchases and 48 percent were refinances.

•	Total average deposit balances were up $44 billion, or 4 percent, from the year-ago period and $13 billion, or 1 percent, from the first quarter of 2011 to $1.04 trillion.

•

The number of net new consumer and small business checking accounts was positive for the second consecutive quarter as the company continued to focus on quality sales and retention of customer relationships.

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•

Bank of America continued to expand its service for small business owners in the second quarter of 2011 by hiring 92 locally-based small business bankers to provide convenient access to financial advice and solutions. This brings the number of small business bankers hired this year to 285. The company previously said it plans to hire more than 1,000 small business bankers by early 2012.

•

Referral volumes remained strong during the second quarter with referrals from Global Wealth and Investment Management to Global Commercial Banking up 75 percent from the prior quarter and referrals from Global Commercial Banking to Global Wealth and Investment Management up 23 percent from the prior quarter. Referrals from Global Wealth and Investment Management to Global Banking and Markets were up 19 percent from the first quarter of 2011.

•

The number of Global Wealth and Investment Management client-facing associates increased for the eighth consecutive quarter, with the company adding 546 Financial Advisors in the quarter and 942 since the second quarter of 2010.

•

Global Banking and Markets reported record investment banking fees in the second quarter of 2011 of $1.6 billion, excluding self-led deals. This marks the highest investment banking fees since the acquisition of Merrill Lynch.

Creating a fortress balance sheet

•

The company continued to strengthen the balance sheet with risk-weighted assets declining $41 billion, and global excess liquidity increasing $16 billion from the end of the first quarter of 2011 to $402 billion at June 30, 2011.

•

Regulatory capital ratios finished above the company’s prior guidance with the Tier 1 common equity ratio at 8.23 percent at June 30, 2011 and the tangible common equity ratio[3] at 5.87 percent at June 30, 2011. On June 29, the company estimated that the Tier 1 common ratio at the end of the second quarter of 2011 would be above 8 percent.

Pursuing operational excellence in efficiency and risk management

•

The provision for credit losses declined 60 percent from the year-ago quarter and net charge-offs fell for the fifth consecutive quarter, reflecting improved credit quality across most consumer and commercial portfolios and underwriting changes implemented over the last several years.

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•

The allowance for loan and lease losses to annualized net charge-off coverage ratio increased in the second quarter of 2011 to 1.64 times compared to 1.18 times in the second quarter of 2010 (1.28 times compared to 1.05 times excluding purchased credit-impaired loans).

Delivering on the shareholder return model

•

The company continued to focus on streamlining the balance sheet by selling non-core assets, addressing legacy issues, reducing debt and implementing its customer-focused strategy to position the company for long-term growth.

•

Tangible book value per share[3] of $12.65 in the second quarter of 2011 was down from $13.21 in the first quarter of 2011 and up from $12.14 in the second quarter of 2010. Book value per share of $20.29 in the second quarter of 2011 was down from $21.15 in the first quarter of 2011 and $21.45 in the second quarter of 2010.

Continuing to clean up legacy issues

•

The company continued to make progress on its legacy mortgage issues during the second quarter, including an agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE RMBS repurchase exposures, representing 530 trusts with an original principal balance of $424 billion.

•

With the agreement and other mortgage-related actions taken in the second quarter of 2011, the company believes it has recorded reserves in its financial statements for a substantial portion of its representations and warranties exposure as measured by original principal balance.

•

The company also has updated the range of possible loss for the remainder of its exposure with respect to non-GSE investor representations and warranties provision and currently estimates that such range of possible loss could be up to $5 billion over accruals at the end of the second quarter of 2011.

•

Since the start of 2008, Bank of America and legacy Countrywide have completed more than 900,000 loan modifications with customers. During the second quarter, more than 69,000 loan modifications were completed, an 8 percent increase from the modifications completed in the first quarter of 2011.

[3]

Tangible common equity ratio and tangible book value per share of common stock are non-GAAP measures. Other companies may define or calculate these measures differently. For reconciliation to GAAP measures, refer to pages 25-26 of this press release.

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Business Segment Results

Deposits

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$3,301	$3,189	$3,695
Provision for credit losses	31	33	61
Noninterest expense	2,599	2,592	2,572

Net income	$430	$355	$674
Return on average equity	7.30%	6.09%	11.16%
Return on average economic capital[1]	30.41%	25.43%	43.52%
Average deposits	$426,684	$418,298	$418,480

	At June 30, 2011	At March 31, 2011	At June 30, 2010
Period-end deposits	$424,579	$431,022	$414,470
Client brokerage assets	69,000	66,703	51,102

[1]

Return on average economic capital is calculated as net income, excluding cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets.

Business Highlights

•

Average deposit balances were up $8.2 billion from a year ago, driven by strong organic growth in liquid products, including Merrill Edge®, partially offset by the impact of transfers with other client-managed businesses.

•

The cost per dollar of deposits improved by 16 basis points to 2.44 percent from the first quarter of 2011, highlighting the company’s efficiency and competitive edge in maintaining a low cost distribution channel. The cost per dollar of deposits represents annualized noninterest expense, excluding one-time expenses, as a percentage of average deposits.

Financial Overview

Deposits reported net income of $430 million, down $244 million from the year-ago quarter due to a decline in revenue driven by lower noninterest income from the impact of overdraft policy changes that were fully implemented in the third quarter of 2010.

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Net interest income increased $137 million compared to the second quarter of 2010, reflecting a customer shift to more liquid products and continued pricing discipline. Noninterest expense remained flat from a year ago.

Global Card Services

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$5,536	$5,687	$6,948
Provision for credit losses	481	961	3,796
Noninterest expense	1,882	1,969	1,852

Net income	$2,035	$1,735	$826
Return on average equity	32.66%	26.89%	8.14%
Return on average economic capital[1]	66.26%	52.32%	19.40%
Average loans	$156,788	$162,425	$177,076

	At June 30, 2011	At March 31, 2011	At June 30, 2010
Period-end loans	$153,280	$158,444	$172,531

[1]

Return on average economic capital is calculated as net income, excluding cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets.

Business Highlights

•	Total purchase volume (debit and credit) increased by 9 percent from the first quarter, in line with seasonal trends, and 6 percent from a year ago.

•

The number of new U.S. credit card accounts continued to grow in the second quarter of 2011, increasing 11 percent from the first quarter of 2011. In addition, U.S. credit card net losses improved for the seventh consecutive quarter as delinquencies neared all-time lows.

Financial Overview

Global Card Services reported net income of $2.0 billion, up $1.2 billion from the year-ago quarter as lower credit losses more than offset a $1.4 billion decline in revenue. The lower revenue reflected a drop in net interest income from lower average loans and

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yields, as well as lower noninterest income due to the gain on the sale of the company’s MasterCard position in the second quarter of 2010.

Provision for credit losses decreased $3.3 billion from a year ago to $481 million, reflecting improving economic conditions and continued expectations of improving delinquency, collection and bankruptcy trends.

Global Wealth and Investment Management

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$4,490	$4,492	$4,189
Provision for credit losses	72	46	122
Noninterest expense	3,631	3,599	3,269

Net income	$506	$533	$329
Return on average equity	11.54%	12.06%	7.27%
Return on average economic capital[1]	29.97%	30.44%	19.10%
Average loans	$102,200	$100,851	$98,811
Average deposits	255,219	258,518	226,276

(in billions)	At June 30, 2011	At March 31, 2011	At June 30, 2010
Assets under management	$660.9	$664.4	$591.8
Total client balances[2]	2,201.9	2,226.7	2,047.0

[1]

Return on average economic capital is calculated as net income, excluding cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets.

[2]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans.

Business Highlights

•	Asset management fees were a record $1.5 billion in the second quarter of 2011, up 14 percent from the year-ago quarter, driven by long-term assets under management flows and higher market levels.

•

Average deposit balances grew 13 percent from the second quarter of 2010 to $255.2 billion and average loan balances grew 3 percent to $102.2 billion, marking the fifth consecutive quarter of loan growth.

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Financial Overview

Global Wealth and Investment Management’s net income rose 54 percent from the year-ago quarter due to higher net interest income as a result of deposit growth, higher fee-based income, lower credit costs and the absence of a charge related to the sale of the Columbia long-term asset management business in the second quarter of 2010. These factors were partially offset by higher expenses. Revenue increased 7 percent from a year earlier to $4.5 billion, driven by the impact of deposit growth and record asset management fees, partially offset by the impact of the aforementioned sale during the year-ago quarter.

The provision for credit losses decreased $50 million from a year ago. The decrease reflected improving portfolio trends within the home equity portfolio, partially offset by the impact of declines in home prices on the residential mortgage portfolio.

Noninterest expense increased $362 million from a year ago due primarily to higher volume-driven expenses and personnel costs associated with the continued build-out of the business.

Global Commercial Banking

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$2,810	$2,651	$2,883
Provision for credit losses	(417)	79	623
Noninterest expense	1,068	1,106	974

Net income	$1,381	$923	$815
Return on average equity	13.67%	9.02%	7.46%
Return on average economic capital[1]	27.92%	17.96%	14.14%
Average loans and leases	$189,346	$192,437	$206,603
Average deposits	166,481	160,217	145,499

[1]

Return on average economic capital is calculated as net income, excluding cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets.

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Business Highlights

•

Global Commercial Banking reported the highest net income since the second quarter of 2009. The Middle Market portfolio continued to see moderate expansion, up 10 percent since the end of March 2010, to $41 billion. These balances have increased in each of the last five quarters.

•	Credit quality continues to improve, predominantly in the commercial real estate portfolio, as net charge-offs have declined for eight consecutive quarters.

Financial Overview

Global Commercial Banking reported net income of $1.4 billion, up $566 million from a year ago due to lower credit costs from improved asset quality. Revenue decreased $73 million from a year ago, primarily due to lower loan balances, partially offset by earnings on higher deposit balances and the gain on the termination of a purchase contract.

The provision for credit losses decreased to a benefit of $417 million, an improvement of $1.0 billion compared to the second quarter of 2010. The decrease was driven by improved overall economic conditions and an accelerated rate of loan resolutions in the commercial real estate portfolio.

Average deposit balances continued to grow, increasing by $21 billion from the year-ago quarter, as clients continued to maintain higher levels of liquidity. Although average loan and lease balances decreased $17.3 billion from a year ago due to client deleveraging, average commercial and industrial loan balances have continued to show modest growth.

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Global Banking and Markets

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$6,796	$7,886	$5,904
Provision for credit losses	(82)	(202)	(133)
Noninterest expense	4,713	4,722	4,735

Net income	$1,558	$2,134	$898
Return on average equity	16.44%	20.59%	7.03%
Return on average economic capital[1]	23.40%	28.02%	9.06%
Total average assets	$750,908	$710,684	$779,060
Total average deposits	118,133	112,028	112,565

[1]

Return on average economic capital is calculated as net income, excluding cost of funds and earnings credit on intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets.

Business Highlights

•	Bank of America Merrill Lynch (BAML) was ranked No. 2 in investment banking fees globally for the six months ended in June 2011, as reported by Dealogic.

•

Revenue generated outside of the United States and Canada accounted for more than one-third of total revenue generated in the second quarter of 2011, reflecting the company’s strategy to build out its international platform.

Financial Overview

Global Banking and Markets reported net income of $1.6 billion, up from $898 million in the year-ago quarter, reflecting higher investment banking fees and increased sales and trading revenue. Although noninterest expense was relatively flat on a reported basis, the prior year period included the impact of the U.K. bonus tax. After considering this item, expenses increased from the year-ago quarter, driven by revenue-related compensation and investments in infrastructure. Compared to a seasonally strong first quarter of 2011, revenue was down $1.1 billion. Provision benefit decreased $51 million from the second quarter of 2010 due to lower reserve releases versus the prior year period.

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Sales and trading revenue was $3.8 billion, an increase of $666 million from the second quarter of 2010. The current period includes Debit Valuation Adjustment (DVA) gains of $121 million compared to gains of $77 million in the second quarter of 2010.

Fixed Income, Currency and Commodities revenues were $2.7 billion, an increase of $467 million compared to the same quarter last year, driven by increases across all lines of business other than mortgages and proprietary trading, which the company had exited as of June 30, 2011. Equities sales and trading revenues increased to $1.1 billion from $882 million due to favorable market conditions compared to the same period last year, primarily in the equity derivatives business.

Investment banking fees of $1.6 billion, excluding self-led deals, rose 28 percent in the second quarter of 2011, compared to the same period a year ago, reflecting strong performance across all categories. Approximately 23 percent of investment banking fees, excluding self-led deals, originated outside the U.S., compared to 17 percent for the same period last year.

Average loans and leases increased 14 percent from the same period a year ago to $109.5 billion, primarily as a result of originations outside the U.S. Corporate Bank which grew its loan base by 17%, reflecting the company’s continued focus on international growth. Average deposits continued to grow, increasing 5 percent from the second quarter of 2010 driven by deposits in the Corporate Bank which grew by 6 percent.

Consumer Real Estate Services

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$(11,315)	$2,063	$2,704
Provision for credit losses	1,507	1,098	2,390
Noninterest expense[1]	8,647	4,801	2,738
Net loss	$(14,520)	$(2,415)	$(1,542)
Average loans	$121,683	$120,560	$130,662

	At June 30, 2011	At March 31, 2011	At June 30, 2010
Period-end loans	$121,553	$118,749	$129,797

[1]	Includes a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

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Business Highlights

•

The company reached an agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE RMBS repurchase exposure, representing 530 trusts with an original principal balance of $424 billion. This agreement is subject to final court approval and certain other conditions.

•	The company completed the sale of Balboa’s lender-placed insurance business in the second quarter of 2011, generating a pretax gain of $752 million, net of fees.

Financial Overview

Consumer Real Estate Services reported a net loss of $14.5 billion, compared to a net loss of $1.5 billion for the same period in 2010. Revenue declined by $14 billion, and noninterest expense increased by $5.9 billion from the year-ago quarter. These amounts were partially offset by a decline in the provision for credit losses of $883 million from a year ago.

The year-over-year decline in revenue was primarily driven by the $12.8 billion increase in representations and warranties provision, which is included in mortgage banking income; an $885 million decrease in mortgage servicing rights results, net of hedges, as a result of higher than expected servicing costs; and a $604 million decrease in core production income. The decrease in core production income was due to a decline in new loan originations caused primarily by lower overall market demand, a drop in market share in both the retail and correspondent sales channels partially driven by pricing actions, as well as the exit from wholesale lending. These declines were offset by a $752 million pretax gain, net of fees, on the sale of Balboa’s lender-placed insurance business.

Representations and warranties provision was $14 billion in the second quarter of 2011, compared to $1.2 billion in the second quarter of 2010. The company recorded $8.6 billion in provision and other expenses related to the agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE RMBS repurchase exposures and $5.4 billion in provision related to other non-GSE, and to a lesser extent, GSE exposure.

Provision for credit losses decreased $883 million from a year ago to $1.5 billion, reflecting improved portfolio trends, including lower reserve additions related to the Countrywide purchased credit-impaired home equity portfolio.

The increase in noninterest expense from the year-ago quarter was primarily due to a $2.6 billion non-cash, non-tax deductible goodwill impairment charge, $716 million in mortgage-related assessments and waivers costs related to foreclosure delays and other items the company does not expect to recover, litigation expense of $1.9 billion, and default-related and other loss mitigation expenses. These increases were partially offset

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by lower production expenses due to lower origination volumes and lower insurance expenses.

All Other1

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Total revenue, net of interest expense, FTE basis	$1,865	$1,127	$3,127
Provision for credit losses	$1,663	$1,799	$1,246
Noninterest expense	316	1,494	1,113

Net income (loss)	$(216)	$(1,216)	$1,123
Average loans	$258,397	$258,350	$257,322

[1]

All Other consists primarily of equity investments, the residential mortgage portfolio associated with ALM activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated.

All Other reported a net loss of $216 million, compared to net income of $1.1 billion a year ago, due to lower revenue and higher provision for credit losses. The decrease in revenue was largely due to a $1.1 billion reduction in equity investment income as the year-ago period included the gains on the sales of certain strategic investments, lower positive fair value adjustments related to structured liabilities which were down $959 million from the year-ago period, and a $500 million impairment on a strategic investment during this quarter. These were partially offset by increased gains on sales of debt securities of $817 million, a $302 million increase in the dividend from China Construction Bank, and a reduction in merger and restructuring charges of $349 million, compared to the second quarter of 2010.

Provision for credit losses increased $417 million from a year ago to $1.7 billion comprised of higher reserve additions to the Countrywide purchased credit-impaired discontinued real estate and residential mortgage portfolios due to the impact of further declines in home prices.

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Corporate Overview

Second-Quarter 2011 Revenue and Expense

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Net interest income, FTE basis[1]	$11,493	$12,397	$13,197
Noninterest income	1,990	14,698	16,253
Total revenue, net of interest expense, FTE basis	13,483	27,095	29,450
Noninterest expense[2]	$20,253	$20,283	$17,253
Goodwill impairment charge	$2,603	—	—
Net income (loss)	$(8,826)	$2,049	$3,123

[1]

Fully taxable-equivalent (FTE) basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to pages 25-26 of this press release. Net interest income on a GAAP basis was $11.2 billion, $12.2 billion and $12.9 billion for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010. Total revenue, net of interest expense on a GAAP basis was $13.2 billion, $26.9 billion and $29.2 billion for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010.

[2]	Excludes a goodwill impairment charge of $2.6 billion in the second quarter of 2011.

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis was down 54 percent from the second quarter of 2010 and down 50 percent from the first quarter of 2011, largely due to $14.0 billion of representations and warranties provision recorded in connection with the agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE RMBS repurchase exposures and other mortgage-related costs. Excluding the mortgage-related items and other selected items, revenue, net of interest expense, on an FTE basis was $26.5 billion in the second quarter of 2011. 4

Net interest income on an FTE basis decreased 13 percent from a year earlier. The net interest yield fell 27 basis points from the year-ago quarter, due primarily to lower consumer loan balances and lower yields. Compared to the first quarter of 2011, the net interest yield was down 17 basis points, reflecting lower consumer loan balances and a change in yield mix, as well as lower hedge results and a reduction in trading-related net interest income.

Noninterest income declined $14.3 billion, or 88 percent from the year-ago quarter, due primarily to a $12.8 billion increase in the representations and warranties provision from the year-ago period. This impact on noninterest income was partially offset by a number of items detailed below related to asset sales and other selected items. Together, the representations and warranties provision and these other items negatively impacted noninterest income, on a net basis, by approximately $13.0 billion for the period.

[4]	Excluding certain mortgage-related items and other selected items represents a non-GAAP measure. For reconciliation to GAAP measures, refer to page 15 of this press release.

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Excluding these items noninterest income4 would have been $15 billion in the second quarter of 2011.

The following table details the results on a reported basis and on an adjusted basis excluding certain mortgage-related and other selected items. The adjusted net income of $0.33 per share is at the high end of the prior guidance on June 29, 2011 when the company said net income excluding mortgage items and other selected items would be between $0.28 and $0.33 per share.

	Three Months Ended June 30, 2011
(Dollars in billions, except EPS)	As Reported	Mortgage- related and other select adjustments	As Adjusted
Net interest income (FTE)	$11.5	$—	$11.5
Noninterest income	2.0	(13.0)	15.0
Total revenue, net of interest expense (FTE)	13.5	(13.0)	26.5
Noninterest expense (excluding goodwill impairment)	$20.2	$2.6	$17.6
Goodwill impairment	2.6	2.6	—
Provision for credit losses	3.3	—	3.3
Income (loss) before income taxes (benefit)	(12.6)	(18.2)	5.6
Income tax expense (benefit) (FTE)	(3.8)	(5.7)	1.9
Net income (loss)	$(8.8)	$(12.5)	$3.7
EPS	$(0.90)	$(1.23)	$0.33

The following table details the adjustments to revenue for certain mortgage-related and other selected items.

(Dollars in billions, except EPS)	Pre-tax	Approximate EPS Impact
Representations and warranties provision	$(14.0)	$(0.88)
MSR negative valuation from higher servicing costs	(1.5)	(0.09)
Securities gains	0.9	0.06
Dividend from strategic investment	0.8	0.05
Gain on sale of Balboa	0.8	0.05
Gain on sale of BlackRock stake	0.4	0.02
Strategic investment impairment	(0.5)	(0.03)
Other	0.1	0.00

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Noninterest expense increased $5.6 billion, or 32 percent from the year-ago quarter, driven by the items in the table below. Pre-tax merger and restructuring charges declined $349 million from a year earlier to $159 million. The tax benefit for the second quarter of 2011 was $4.0 billion.

(Dollars in billions, except EPS)	Pre-tax	Approximate EPS Impact
Expense – Mortgage-related items
Litigation expense	$(1.9)	$(0.11)
Assessments and waivers costs	(0.7)	(0.04)
Goodwill impairment	(2.6)	(0.26)

Second-Quarter 2011 Credit Quality

	Three Months Ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010
Provision for credit losses	$3,255	$3,814	$8,105
Net charge-offs	5,665	6,028	9,557
Net charge-off ratio[1]	2.44%	2.61%	3.98%

	At June 30, 2011	At March 31, 2011	At June 30, 2010
Nonperforming loans, leases and foreclosed properties	$30,058	$31,643	$35,598
Nonperforming loans, leases and foreclosed properties ratio[2]	3.22%	3.40%	3.73%
Allowance for loan and lease losses	$37,312	$39,843	$45,255
Allowance for loan and lease losses ratio[3]	4.00%	4.29%	4.75%

[1]	Net charge-off/loss ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[2]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured under the fair value option.

Credit quality improved in the second quarter, with net charge-offs declining across all portfolios compared to the second quarter of 2010. Provision for credit losses decreased to less than half from the year-ago level. Additionally, 30+ day performing delinquencies, excluding Federal Housing Administration-insured loans and long-term

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credit protection agreements, declined across most portfolios, and reservable criticized balances also continued to decline, down 30 percent from the year-ago period.

Net charge-offs declined $3.9 billion from the second quarter of 2010, reflecting improvement in both the consumer and commercial portfolios. The decrease was primarily driven by fewer loans becoming delinquent, improved collection rates, and lower bankruptcy filings across the Global Card Services U.S. loan portfolio, as well as fewer and less severe charge-offs across the core commercial portfolio due to the continuing economic recovery’s impact on borrower credit profiles.

The provision for credit losses declined to $3.3 billion from $8.1 billion a year ago and included net reserve reductions of $2.4 billion driven primarily by continued expectations of improving delinquency, collection and bankruptcy trends across the Global Card Services portfolios and improvement in economic conditions impacting the core commercial portfolio. These factors were partially offset by additions in the consumer real estate portfolios and life of loan reserve additions of $412 million related to consumer-purchased credit-impaired portfolios obtained in prior periods through acquisitions, reflecting a more negative outlook for home prices.

The allowance for loan and lease losses to annualized net charge-off coverage ratio increased in the second quarter to 1.64 times, compared with 1.63 times in the first quarter of 2011 and 1.18 times in the second quarter of 2010. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.28, 1.31 and 1.05 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $30.1 billion at June 30, 2011, down from $31.6 billion at March 31, 2011, and $35.6 billion at June 30, 2010.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At June 30, 2011	At March 31, 2011	At June 30, 2010
Total shareholders’ equity	$222,176	$230,876	$233,174
Tier 1 common ratio	8.23%	8.64%	8.01%
Tier 1 capital ratio	11.00%	11.32%	10.67%
Total capital ratio	15.65%	15.98%	14.77%
Tangible common equity ratio[1]	5.87%	6.10%	5.35%
Common equity ratio	9.09%	9.42%	9.09%
Tangible book value per share[1]	$12.65	$13.21	$12.14
Book value per share	20.29	21.15	21.45

[1]

Tangible common equity ratio and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For reconciliation to GAAP measures, refer to pages 25-26 of this press release.

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The company’s liquidity position strengthened during the second quarter of 2011. The company’s total global excess liquidity increased approximately $16 billion from the end of the first quarter of 2011 to $402 billion at June 30, 2011. The company’s time-to-required funding was 22 months at June 30, 2011 and 2010.

During the second quarter of 2011, a cash dividend of $0.01 per common share was paid, and the company declared $301 million in preferred dividends. Period-end common shares issued and outstanding were 10.13 billion for the first and second quarters of 2011 and 10.03 billion for the second quarter of 2010, respectively.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss second-quarter 2011 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1732 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with approximately 5,700 retail banking offices and approximately 17,800 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, the company’s belief that with the agreement to resolve nearly all of the legacy Countrywide-issued first-lien non-GSE RMBS repurchase exposures (the settlement) and other mortgage-related actions taken in the second quarter of 2011, it will have recorded reserves in its financial statements for a substantial portion of its representations and warranties exposure as measured by original unpaid principal balance; expense reductions in 2012 from the company’s efficiency initiative; the nationwide launch of Customer Solutions; loan run-off portfolios; maturity of illiquid structured book and continued decline in principal investments;

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representations and warranties liabilities, expenses and repurchase activity; net interest income; risk-weighted assets and Basel mitigation efforts; capital levels; target capital ratios and regulatory capital ratios, including Tier 1 common ratio; credit trends and conditions, including credit losses, credit reserves, net loss rates, bankruptcy filing rates, delinquency trends and nonperforming asset levels; the home price impacts as a result of declines in the Home Price Index, including on pools of loans, representations and warranties costs for the GSEs and other impacts; interest rates; tax rates; net deferred tax assets; the revenue impact from the Durbin Amendment; long-term debt levels; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2010 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: the accuracy and variability of estimates and assumptions in determining the expected total cost of the recent private label securitization settlement to Bank of America; the accuracy and variability of estimates and assumptions in determining the estimated liability and/or estimated range of possible loss for representation and warranties exposures to the GSEs, monolines and private label and other investors; the accuracy and variability of estimates and assumptions in determining the portion of Bank of America’s repurchase obligations for residential mortgage obligations sold by Bank of America and its affiliates to investors that has been paid or reserved after giving effect to the settlement agreement and the charges in the quarter ended June 30, 2011; the possibility that a substantial number of objections to the approval of the settlement will be made and that these objections will delay or prevent receipt of final court approval; whether the conditions to the settlement will be satisfied, including the receipt of final court approval and private letter rulings from the IRS and other tax rulings and opinions; whether conditions in the settlement agreement that would permit Bank of America and legacy Countrywide to withdraw from the settlement will occur and whether Bank of America and legacy Countrywide will determine to withdraw from the settlement pursuant to the terms of the settlement agreement; the impact of performance and enforcement of obligations under, and provisions contained in, the settlement agreement and the institutional investor agreement, including performance of obligations under the settlement agreement by Bank of America (and certain of its affiliates) and the trustee and the performance of obligations under the institutional investor agreement by Bank of America (and certain of its affiliates) and the investor group; Bank of America’s and certain of its affiliates’ ability to comply with the servicing and documentation obligations under the settlement agreement; the potential assertion and impact of additional claims not addressed by the settlement agreement or any of the prior agreements entered into between Bank of America (and/or certain of its affiliates) and the GSEs, monoline insurers and other investors; the effectiveness of the company-wide efficiency initiative; the company’s resolution of certain representations and warranties obligations with the GSEs and ability to resolve any remaining claims; the company’s ability to resolve any representations and warranties obligations with monolines and private investors; increased repurchase claims and repurchases due to mortgage insurance cancellations, rescissions and denials; the company’s failure to satisfy its obligations as servicer in the residential mortgage securitization process; the potential assertion and impact of additional claims not addressed by the GSE agreements; the foreclosure review and assessment process, the effectiveness of the company’s response to such process and any governmental or private third-party claims asserted in connection with these foreclosure matters; a failure or the perceived risk of failure to raise the statutory debt limit of the U.S.; negative economic

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conditions generally including continued weakness in the U.S. housing market, high unemployment in the U.S., as well as economic challenges in many non-U.S. countries in which we operate and sovereign debt challenges; the company’s mortgage modification policies, loss mitigation strategies and related results; and any measures or steps taken by federal regulators or other governmental authorities with regard to mortgage loans, servicing agreements and standards, or other matters; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions, including the company as well as its business partners; the company’s credit ratings and the credit ratings of its securitizations; the accuracy and variability of estimates of the fair value of certain of the company’s assets and liabilities; legislative and regulatory actions in the U.S. (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act), the Electronic Fund Transfer Act, the Credit Card Accountability Responsibility and Disclosure Act and related regulations and interpretations) and internationally; the identification and effectiveness of any initiatives to mitigate the negative impact of the Financial Reform Act; the impact of litigation and regulatory investigations (including investigations being conducted by law enforcement officials in all 50 states and the U.S. Department of Justice and other federal agencies into alleged irregularities in the foreclosure practices of residential mortgage servicers), including costs, expenses, settlements and judgments as well as any collateral effects on our ability to do business and access the capital markets; various monetary, tax and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including new consolidation guidance), inaccurate estimates or assumptions in the application of accounting policies, including in determining reserves, applicable guidance regarding goodwill accounting and the impact on the Company’s financial statements.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Six Months Ended June 30				Second Quarter		First Quarter		Second Quarter
	2011		2010		2011		2011		2010
Net interest income	$23,425		$26,649		$11,246		$12,179		$12,900
Noninterest income	16,688		34,473		1,990		14,698		16,253

Total revenue, net of interest expense	40,113		61,122		13,236		26,877		29,153
Provision for credit losses	7,069		17,910		3,255		3,814		8,105
Merger and restructuring charges	361		1,029		159		202		508
Goodwill impairment	2,603		—		2,603		—		—
All other noninterest expense (1)	40,175		33,999		20,094		20,081		16,745

Income (loss) before income taxes	(10,095)		8,184		(12,875)		2,780		3,795
Income tax expense (benefit)	(3,318)		1,879		(4,049)		731		672

Net income (loss)	$(6,777)		$6,305		$(8,826)		$2,049		$3,123

Preferred stock dividends	611		688		301		310		340

Net income (loss) applicable to common shareholders	$(7,388)		$5,617		$(9,127)		$1,739		$2,783

Earnings (loss) per common share	$(0.73)		$0.56		$(0.90)		$0.17		$0.28
Diluted (loss) earnings per common share	(0.73)		0.55		(0.90)		0.17		0.27

	Six Months Ended				Second Quarter 2011		First Quarter 2011		Second Quarter 2010
Summary Average Balance Sheet	June 30
	2011		2010
Total loans and leases	$938,738		$979,267		$938,513		$938,966		$967,054
Debt securities	335,556		312,727		335,269		335,847		314,299
Total earning assets (2)	1,857,124		1,921,864		1,844,525		1,869,863		1,910,790
Total assets	2,338,826		2,505,459		2,339,110		2,338,538		2,494,432
Total deposits	1,029,578		986,344		1,035,944		1,023,140		991,615
Shareholders’ equity	232,930		231,695		235,067		230,769		233,461
Common shareholders’ equity	216,367		207,975		218,505		214,206		215,468

	Six Months Ended				Second Quarter 2011		First Quarter 2011		Second Quarter 2010
Performance Ratios	June 30
	2011		2010
Return on average assets	n/m		0.51	%	n/m		0.36	%	0.50	%
Return on average tangible shareholders’ equity (3)	n/m		9.26		n/m		5.54		8.98

	Six Months Ended				Second Quarter 2011		First Quarter 2011		Second Quarter 2010
Credit Quality	June 30
	2011		2010
Total net charge-offs	$11,693		$20,354		$5,665		$6,028		$9,557
Net charge-offs as a % of average loans and leases outstanding (4)	2.53	%	4.21	%	2.44	%	2.61	%	3.98	%
Provision for credit losses	$7,069		$17,910		$3,255		$3,814		$8,105

					June 30 2011		March 31 2011		June 30 2010

Total nonperforming loans, leases and foreclosed properties (5)					$30,058		$31,643		$35,598
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (4)					3.22	%	3.40	%	3.73	%
Allowance for loan and lease losses					$37,312		$39,843		$45,255
Allowance for loan and lease losses as a % of total loans and leases outstanding (4)					4.00	%	4.29	%	4.75	%

Capital Management					June 30 2011		March 31 2011		June 30 2010

Risk-based capital (6):
Tier 1 common equity ratio (7)					8.23	%	8.64	%	8.01	%
Tier 1 capital ratio					11.00		11.32		10.67
Total capital ratio					15.65		15.98		14.77
Tier 1 leverage ratio					6.86		7.25		6.68
Tangible equity ratio (8)					6.63		6.85		6.14
Tangible common equity ratio (8)					5.87		6.10		5.35
Period-end common shares issued and outstanding					10,133,190		10,131,803		10,033,017
					Second Quarter 2011		First Quarter 2011		Second Quarter 2010
	Six Months Ended June 30
	2011		2010
Shares issued	48,035		1,382,773		1,387		46,648		1,016
Average common shares issued and outstanding	10,085,479		9,570,166		10,094,928		10,075,875		9,956,773
Average diluted common shares issued and outstanding	10,085,479		10,020,926		10,094,928		10,181,351		10,029,776
Dividends paid per common share	$0.02		$0.02		$0.01		$0.01		$0.01

Summary Period End Balance Sheet					June 30 2011		March 31 2011		June 30 2010

Total loans and leases					$941,257		$932,425		$956,177
Total debt securities					331,052		330,776		315,200
Total earning assets					1,810,847		1,838,871		1,850,517
Total assets					2,261,319		2,274,532		2,368,384
Total deposits					1,038,408		1,020,175		974,467
Total shareholders’ equity					222,176		230,876		233,174
Common shareholders’ equity					205,614		214,314		215,181
Book value per share of common stock					$20.29		$21.15		$21.45
Tangible book value per share of common stock (3)					12.65		13.21		12.14

(1)	Excludes merger and restructuring charges and goodwill impairment charges.
(2)	For the three and six months ended June 30, 2011, $40.4 billion and $20.3 billion of non-interest earning equity securities were reclassified from trading account assets to other non-earning assets. Prior period amounts are immaterial and have not been restated.
(3)	Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 25-26.
(4)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.
(5)	Balances do not include past due consumer credit card, business card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and in general, consumer loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.
(6)	Reflects preliminary data for current period risk-based capital.
(7)	Tier 1 common equity ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.
(8)	Tangible equity ratio equals period end tangible shareholders’ equity divided by period end tangible assets. Tangible common equity equals period end tangible common shareholders’ equity divided by period end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP measures. We believe the use of these non-GAAP measures provide additional clarity in assessing the results of the Corporation. See Reconciliations to GAAP Financial Measures on pages 25-26.

n/m	= not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	21

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment

(Dollars in millions)

	Second Quarter 2011
	Deposits	Global Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other
Total revenue, net of interest expense (1)	$3,301	$5,536	$(11,315)	$2,810	$6,796	$4,490	$1,865
Provision for credit losses	31	481	1,507	(417)	(82)	72	1,663
Noninterest expense	2,599	1,882	8,647	1,068	4,713	3,631	316
Net income (loss)	430	2,035	(14,520)	1,381	1,558	506	(216)

Return on average equity	7.30%	32.66%	n/m	13.67%	16.44%	11.54%	n/m
Return on average economic capital (2)	30.41	66.26	n/m	27.92	23.40	29.97	n/m

Balance Sheet

Average
Total loans and leases	n/m	$156,788	$121,683	$189,346	$109,473	$102,200	$258,397
Total deposits	$426,684	n/m	n/m	166,481	118,133	255,219	46,684
Allocated equity	23,612	24,982	17,139	40,515	38,001	17,574	73,244
Economic capital (3)	5,662	12,341	14,437	19,817	27,078	6,868	n/a

Period end
Total loans and leases	n/m	$153,280	$121,553	$189,434	$114,165	$102,878	$259,285
Total deposits	$424,579	n/m	n/m	170,156	123,618	255,580	42,355

	First Quarter 2011
	Deposits	Global Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other
Total revenue, net of interest expense (1)	$3,189	$5,687	$2,063	$2,651	$7,886	$4,492	$1,127
Provision for credit losses	33	961	1,098	79	(202)	46	1,799
Noninterest expense	2,592	1,969	4,801	1,106	4,722	3,599	1,494
Net income (loss)	355	1,735	(2,415)	923	2,134	533	(1,216)

Return on average equity	6.09%	26.89%	n/m	9.02%	20.59%	12.06%	n/m
Return on average economic capital (2)	25.43	52.32	n/m	17.96	28.02	30.44	n/m

Balance Sheet

Average
Total loans and leases	n/m	$162,425	$120,560	$192,437	$103,704	$100,851	$258,350
Total deposits	$418,298	n/m	n/m	160,217	112,028	258,518	48,608
Allocated equity	23,641	26,171	18,736	41,506	42,029	17,938	60,748
Economic capital (3)	5,683	13,496	15,994	20,806	31,197	7,210	n/a

Period end
Total loans and leases	n/m	$158,444	$118,749	$190,749	$105,651	$101,286	$256,931
Total deposits	$431,022	n/m	n/m	161,584	115,212	256,526	34,818

	Second Quarter 2010
	Deposits	Global Card Services	Consumer Real Estate Services	Global Commercial Banking	Global Banking & Markets	GWIM	All Other
Total revenue, net of interest expense (1)	$3,695	$6,948	$2,704	$2,883	$5,904	$4,189	$3,127
Provision for credit losses	61	3,796	2,390	623	(133)	122	1,246
Noninterest expense	2,572	1,852	2,738	974	4,735	3,269	1,113
Net income (loss)	674	826	(1,542)	815	898	329	1,123

Return on average equity	11.16%	8.14%	n/m	7.46%	7.03%	7.27%	n/m
Return on average economic capital (2)	43.52	19.40	n/m	14.14	9.06	19.10	n/m

Balance Sheet

Average
Total loans and leases	n/m	$177,076	$130,662	$206,603	$95,839	$98,811	$257,322
Total deposits	$418,480	n/m	n/m	145,499	112,565	226,276	64,709
Allocated equity	24,226	40,677	26,174	43,869	51,245	18,179	29,091
Economic capital (3)	6,239	17,501	21,371	23,159	40,705	7,380	n/a

Period end
Total loans and leases	n/m	$172,531	$129,797	$203,659	$95,756	$99,157	$254,516
Total deposits	$414,470	n/m	n/m	147,414	105,678	226,572	57,424

(1)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(2)	Return on average economic capital is calculated as net income, excluding goodwill impairment charge, cost of funds and earnings credit on intangibles, divided by average economic capital.
(3)	Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

n/m	= not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	22

Bank of America Corporation and Subsidiaries

Year-to-Date Results by Business Segment

(Dollars in millions)

	Six Months Ended June 30, 2011
	Deposits		Global Card Services		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other
Total revenue, net of interest expense (1)	$6,490		$11,223		$(9,252)	$5,461		$14,682		$8,982		$2,992
Provision for credit losses	64		1,442		2,605	(338)		(284)		118		3,462
Noninterest expense	5,191		3,851		13,448	2,174		9,435		7,230		1,810
Net income (loss)	785		3,770		(16,935)	2,304		3,692		1,039		(1,432)

Return on average equity	6.70	%	29.73	%	n/m	11.33	%	18.61	%	11.80	%	n/m
Return on average economic capital (2)	27.93		59.01		n/m	22.85		25.86		30.21		n/m

Balance Sheet

Average
Total loans and leases	n/m		$159,591		$121,125	$190,883		$106,604		$101,529		$258,374
Total deposits	$422,514		n/m		n/m	163,366		115,097		256,859		47,642
Allocated equity	23,627		25,573		17,933	41,008		40,004		17,755		67,030
Economic capital (3)	5,672		12,915		15,211	20,309		29,126		7,038		n/a

Period end
Total loans and leases	n/m		$153,280		$121,553	$189,434		$114,165		$102,878		$259,285
Total deposits	$424,579		n/m		n/m	170,156		123,618		255,580		42,355

	Six Months Ended June 30, 2010
	Deposits		Global Card Services		Consumer Real Estate Services	Global Commercial Banking		Global Banking & Markets		GWIM		All Other
Total revenue, net of interest expense (1)	$7,413		$13,838		$6,237	$5,975		$15,597		$8,230		$4,450
Provision for credit losses	98		7,331		5,990	1,559		103		363		2,466
Noninterest expense	5,139		3,664		5,985	2,005		9,024		6,368		2,843
Net income (loss)	1,372		1,794		(3,619)	1,520		4,137		768		333

Return on average equity	11.45	%	8.61	%	n/m	6.93	%	15.99	%	8.61	%	n/m
Return on average economic capital (2)	44.82		19.74		n/m	13.04		20.28		22.76		n/m

Balance Sheet

Average
Total loans and leases	n/m		$182,909		$132,195	$210,450		$97,427		$98,826		$256,742
Total deposits	$417,665		n/m		n/m	144,572		108,124		223,956		67,770
Allocated equity	24,179		41,994		26,641	44,222		52,182		18,002		24,475
Economic capital (3)	6,202		18,767		21,837	23,558		41,582		7,209		n/a

Period end
Total loans and leases	n/m		$172,531		$129,797	$203,659		$95,756		$99,157		$254,516
Total deposits	$414,470		n/m		n/m	147,414		105,678		226,572		57,424

(1)	FTE basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(2)	Return on average economic capital is calculated as net income, excluding goodwill impairment charge, cost of funds and earnings credit on intangibles, divided by average economic capital.
(3)	Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights).

n/m	= not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	23

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data (1)	Six Months Ended June 30				Second Quarter 2011		First Quarter 2011		Second Quarter 2010
	2011		2010
Net interest income	$23,890		$27,267		$11,493		$12,397		$13,197
Total revenue, net of interest expense	40,578		61,740		13,483		27,095		29,450
Net interest yield (2)	2.58	%	2.85	%	2.50	%	2.67	%	2.77	%
Efficiency ratio	n/m		56.73		n/m		74.86		58.58

Other Data					June 30 2011		March 31 2011		June 30 2010
Number of banking centers - U.S.					5,742		5,805		5,900
Number of branded ATMs - U.S.					17,817		17,886		18,078
Full-time equivalent employees					287,839		288,062		284,628

(1)	Fully taxable-equivalent basis is a non-GAAP measure. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 25-26.
(2)	Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $112 million and $198 million for the six months ended June 30, 2011 and 2010; $49 million and $63 million for the second and first quarters of 2011, and $106 million for the second quarter of 2010, respectively.
n/m	= not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	24

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.

In certain presentations, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity are calculated excluding the impact of goodwill impairment charge of $2.6 billion recorded in the second quarter of 2011. Accordingly, these are non-GAAP measures.

See the tables below and on page 26 for reconciliations of these non-GAAP measures with financial measures defined by GAAP for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010, and for the six months ended June 30, 2011 and 2010. The Corporation believes the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Six Months Ended June 30		Second Quarter 2011	First Quarter 2011	Second Quarter 2010
	2011	2010

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$23,425	$26,649	$11,246	$12,179	$12,900
Fully taxable-equivalent adjustment	465	618	247	218	297

Net interest income on a fully taxable-equivalent basis	$23,890	$27,267	$11,493	$12,397	$13,197

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$40,113	$61,122	$13,236	$26,877	$29,153
Fully taxable-equivalent adjustment	465	618	247	218	297

Total revenue, net of interest expense on a fully taxable-equivalent basis	$40,578	$61,740	$13,483	$27,095	$29,450

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charge

Total noninterest expense	$43,139	$35,028	$22,856	$20,283	$17,253
Goodwill impairment charge	(2,603)	—	(2,603)	—	—

Total noninterest expense, excluding goodwill impairment charge	$40,536	$35,028	$20,253	$20,283	$17,253

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$(3,318)	$1,879	$(4,049)	$731	$672
Fully taxable-equivalent adjustment	465	618	247	218	297

Income tax expense (benefit) on a fully taxable-equivalent basis	$(2,853)	$2,497	$(3,802)	$949	$969

Reconciliation of net income (loss) to net income (loss), excluding goodwill impairment charge

Net income (loss)	$(6,777)	$6,305	$(8,826)	$2,049	$3,123
Goodwill impairment charge	2,603	—	2,603	—	—

Net income (loss), excluding goodwill impairment charge	$(4,174)	$6,305	$(6,223)	$2,049	$3,123

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charge

Net income (loss) applicable to common shareholders	$(7,388)	$5,617	$(9,127)	$1,739	$2,783
Goodwill impairment charge	2,603	—	2,603	—	—

Net income (loss) applicable to common shareholders, excluding goodwill impairment charge	$(4,785)	$5,617	$(6,524)	$1,739	$2,783

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	25

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures - continued

(Dollars in millions)

	Six Months Ended June 30		Second Quarter 2011	First Quarter 2011	Second Quarter 2010
	2011	2010

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$216,367	$207,975	$218,505	$214,206	$215,468
Common Equivalent Securities	—	5,848	—	—	—
Goodwill	(73,834)	(86,225)	(73,748)	(73,922)	(86,099)
Intangible assets (excluding mortgage servicing rights)	(9,580)	(11,559)	(9,394)	(9,769)	(11,216)
Related deferred tax liabilities	2,983	3,446	2,932	3,035	3,395

Tangible common shareholders’ equity	$135,936	$119,485	$138,295	$133,550	$121,548

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$232,930	$231,695	$235,067	$230,769	$233,461
Goodwill	(73,834)	(86,225)	(73,748)	(73,922)	(86,099)
Intangible assets (excluding mortgage servicing rights)	(9,580)	(11,559)	(9,394)	(9,769)	(11,216)
Related deferred tax liabilities	2,983	3,446	2,932	3,035	3,395

Tangible shareholders’ equity	$152,499	$137,357	$154,857	$150,113	$139,541

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity
Common shareholders’ equity	$205,614	$215,181	$205,614	$214,314	$215,181
Goodwill	(71,074)	(85,801)	(71,074)	(73,869)	(85,801)
Intangible assets (excluding mortgage servicing rights)	(9,176)	(10,796)	(9,176)	(9,560)	(10,796)
Related deferred tax liabilities	2,853	3,215	2,853	2,933	3,215

Tangible common shareholders’ equity	$128,217	$121,799	$128,217	$133,818	$121,799

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity
Shareholders’ equity	$222,176	$233,174	$222,176	$230,876	$233,174
Goodwill	(71,074)	(85,801)	(71,074)	(73,869)	(85,801)
Intangible assets (excluding mortgage servicing rights)	(9,176)	(10,796)	(9,176)	(9,560)	(10,796)
Related deferred tax liabilities	2,853	3,215	2,853	2,933	3,215

Tangible shareholders’ equity	$144,779	$139,792	$144,779	$150,380	$139,792

Reconciliation of period end assets to period end tangible assets
Assets	$2,261,319	$2,368,384	$2,261,319	$2,274,532	$2,368,384
Goodwill	(71,074)	(85,801)	(71,074)	(73,869)	(85,801)
Intangible assets (excluding mortgage servicing rights)	(9,176)	(10,796)	(9,176)	(9,560)	(10,796)
Related deferred tax liabilities	2,853	3,215	2,853	2,933	3,215

Tangible assets	$2,183,922	$2,275,002	$2,183,922	$2,194,036	$2,275,002

Book value per share of common stock
Common shareholders’ equity	$205,614	$215,181	$205,614	$214,314	$215,181
Ending common shares issued and outstanding	10,133,190	10,033,017	10,133,190	10,131,803	10,033,017

Book value per share of common stock	$20.29	$21.45	$20.29	$21.15	$21.45

Tangible book value per share of common stock
Tangible common shareholders’ equity	$128,217	$121,799	$128,217	$133,818	$121,799
Ending common shares issued and outstanding	10,133,190	10,033,017	10,133,190	10,131,803	10,033,017

Tangible book value per share of common stock	$12.65	$12.14	$12.65	$13.21	$12.14

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	26